Exhibit 99.1

Micro Linear Announces Fourth Quarter 2005 Financial Results

          SAN JOSE, Calif., Jan. 26 /PRNewswire-FirstCall/ -- Micro Linear Corporation (Nasdaq: MLIN), a leading digital wireless transceiver supplier, today announced financial results for the fourth quarter and twelve months ended December 31, 2005.

          Net revenue for the fourth quarter of 2005 was $4.2 million, as compared to $3.7 million in the third quarter of 2005 and $4.4 million reported in the fourth quarter of 2004.

          Gross margin for the fourth quarter of 2005 was $1.4 million, which included a charge of approximately $1.0 million for an inventory valuation provision related to the Company’s first generation Personal Handyphone Systems (PHS) products, the ML 1900 and ML 1901, which has experienced only limited market acceptance.  Gross margin in the third quarter of 2005 was $2.1 million and $2.6 million in the fourth quarter one year ago.  The gross margin percentage for the fourth quarter of 2005 was 32 percent of net revenue, as compared to 57 percent in the third quarter of 2005 and 58 percent in the fourth quarter of 2004.

          Net loss for the fourth quarter of 2005 was ($1.7) million, or ($0.13) per share, as compared to a net loss of ($1.8) million in the third quarter of 2005 and a net loss of ($1.1) million in the fourth quarter of 2004. Net loss for the fourth quarter of 2005 included approximately $1.0 million in charges for an inventory valuation provision as well as approximately $200,000 in charges related to a reduction in force.

          Net revenue for the twelve months ended December 31, 2005 was $18.1 million as compared to $20.6 million for the twelve months ended December 31, 2004.  Net loss for the twelve months ended December 31, 2005 was ($5.9) million, or ($0.46) per share, as compared to a net loss of ($4.1) million, or ($0.33) per share, for the twelve months ended December 31, 2004.  The 2005 results included the previously mentioned charge for an inventory valuation provision related to the Company’s PHS products and the reduction in force, both of which occurred in the fourth quarter.  The 2004 results included a one-time gain of $1.1 million for the sale of the Company’s San Jose buildings.

          Cash, cash equivalents and short-term investments totaled $11.1 million at December 31, 2005, compared to $13.8 million as of September 30, 2005 and $15.6 million as of December 31, 2004.

          Commenting on the quarter, Micro Linear’s President and Chief Executive Officer, Tim Richardson, stated, “The fourth quarter’s results benefited from the strength in our digital cordless phone transceiver (DCT) business, primarily attributable to increased sales from Uniden. Notably, in early January, we announced that Uniden America Corporation selected Micro Linear as the exclusive supplier of 5.8GHz wireless transceivers for use in all of their 2006 model 5.8GHz digital expandable cordless phones, including their VoIP products.”

          Mr. Richardson added, “We continue to see strength in the PHS market; and therefore continue to focus our energies and resources towards development of our next generation transceiver, the ML1905.  We expect this product will offer significant advantages over the ML1900 and ML1901, including compatibility with a broad set of base bands, greater efficiency and improved overall RF performance. We are committed to executing on our product development plans, maintaining cost efficiencies, and delivering best-in-class products to our customers, in order to reach our goal of sustainable profitability.”

          Fourth Quarter and Twelve Months Ended 2005 Financial Results Web Cast/Conference Call

          Micro Linear will host a Web cast and conference call with the financial community today, January 26, 2006 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).  Investors and other interested parties may access the call by dialing 800-500-0311 in the U.S. 719-457-2698 outside of the U.S. at least 10 minutes prior to the start of the call.  Additionally, a live audio Web cast will be available through Micro Linear’s Web site at www.microlinear.com. A telephonic replay will be available from 5:00 p.m. Pacific Time (8:00 p.m. Eastern Time) until Thursday, February 9, 2006.  To access the rebroadcast, please dial 888-203-1112 (international callers may dial 719-457-0820 and enter pass code 2764349.

          Micro Linear Safe Harbor Statement:

          Except for the historical information contained herein, the statements in this press release, including, but not limited to, statements regarding the selection of Micro Linear as the exclusive supplier of transceivers for use in all of Uniden’s 2006 model 5.8 GHz digital expandable cordless phone, including VoIP products, the Company’s expectations regarding the completion of the development of the ML1905 and the features, performance and benefits of the ML1905 and the Company’s ability to execute its product development plans and reach profitability are forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995.  In some cases, these forward-looking statements may be identified by the use of terms such as “we believe” and similar expressions.  These forward-looking statements are not guarantees of future results and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected.  Such risks and uncertainties include, but are not limited to, the ability of Micro Linear to meet the price and delivery conditions of Uniden, the market’s acceptance and the level of products orders of Micro Linear’s and Uniden’s products incorporating Micro Linear’s transceivers, including 5.8GHz digital expandable cordless phones and VoIP products, the risks associated with the cyclical nature of the semiconductor industry; the ability of customers to cancel, delay or otherwise change orders without significant penalty; the Company’s ability to complete the development of the ML1905, new product announcements or introductions by competitors; and the market’s acceptance of the Company’s products. Additional risks are detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005. Statements included in this release are based on information known to the Company as of the date of this release, and the Company assumes no obligation to update information contained in this release.

          About Micro Linear:

          Micro Linear Corporation is a fabless semiconductor company specializing in wireless integrated circuit solutions, which enable a variety of wireless products serving a global market. These transceivers can be used in many streaming wireless applications such as cordless phones, PHS handsets, wireless speakers and headphones, security cameras, game controllers, cordless headsets and other personal electronic appliances. Headquartered in San Jose, California, Micro Linear’s products are available through its authorized representatives and distributors worldwide. For more information, please visit www.microlinear.com

MICRO LINEAR CORPORATION
CONSOLIDATED BALANCE SHEETS
UNAUDITED
(IN THOUSANDS)

	Dec 31 2005	DEC 31 2004

ASSETS
CURRENT ASSETS
CASH AND SHORT-TERM INVESTMENTS	$11,137	$15,580
ACCOUNTS RECEIVABLE, NET	2,638	2,878
INVENTORIES	1,927	1,770
OTHER CURRENT ASSETS	297	210
TOTAL CURRENT ASSETS	15,999	20,438
PROPERTY & EQUIPMENT, NET	410	459
OTHER ASSETS	17	28
TOTAL ASSETS	$16,426	$20,925
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
ACCOUNTS PAYABLE	$1,269	$1,500
ACCRUED LIABILITIES	2,280	2,603
TOTAL CURRENT LIABILITIES	3,549	4,103
STOCKHOLDERS’ EQUITY
COMMON STOCK	16	15
ADDITIONAL PAID-IN CAPITAL	63,281	61,368
ACCUMULATED OTHER COMPREHENSIVE LOSS	(4)	(8)
ACCUMULATED DEFICIT	(30,183)	(24,320)
TREASURY STOCK	(20,233)	(20,233)
TOTAL STOCKHOLDERS’ EQUITY	12,877	16,822
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$16,426	$20,925

MICRO LINEAR CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
UNAUDITED

	THREE MONTHS ENDED		YEAR ENDED

	Dec 31, 2005	Dec 31, 2004	Dec 31, 2005	Dec 31, 2004

NET REVENUES	$4,187	$4,414	$18,071	$20,637
COST OF REVENUES	2,835	1,861	8,797	9,103
GROSS MARGIN	1,352	2,553	9,274	11,534
OPERATING EXPENSES:
RESEARCH AND DEVELOPMENT	1,916	2,052	8,930	9,469
SELLING, GENERAL AND ADMINISTRATIVE	1,535	1,721	6,860	7,220
GAIN ON SALE OF LAND AND BUILDINGS	—	—	—	(1,138)
FIXED ASSETS IMPAIRMENT AND RESTRUCTUIRNG CHARGES	—	—	—	166
TOTAL OPERATING EXPENSES	3,451	3,773	15,790	15,717
LOSS FROM OPERATIONS	(2,099)	(1,220)	(6,516)	(4,183)
INTEREST AND OTHER INCOME	118	84	426	252
INTEREST AND OTHER EXPENSE	(3)	—	(14)	(110)
LOSS BEFORE INCOME TAXES	(1,984)	(1,136)	(6,104)	(4,041)
PROVISION FOR (BENEFIT FROM) INCOME TAXES	(255)	—	(241)	24
NET LOSS	(1,729)	(1,136)	(5,863)	(4,065)
NET LOSS PER SHARE:
BASIC AND DILUTED NET LOSS PER SHARE	$(0.13)	$(0.09)	$(0.46)	$(0.33)
NUMBER OF SHARES USED IN PER SHARE COMPUTATION	12,985	12,446	12,735	12,400

SOURCE  Micro Linear Corporation
          -0-                                        01/26/2006
          /CONTACT:  Michael Schradle, Chief Financial Officer of Micro Linear Corporation, +1-408-433-5200; or investors, Kellie Nugent, Director of Shelton Group Investor Relations, +1-972-239-5119, ext. 125, or knugent@sheltongroup.com, for Micro Linear Corporation/
          /Web site:  http://www.microlinear.com /